FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of September 17, 2018 by and between each Invesco investment company referenced on Exhibit A attached hereto, as may be amended by the parties (each investment company, a “Trust” and collectively, the “Trusts,” with each series thereof, a “Fund” and collectively, the “Funds”) and The Bank of New York Mellon, a New York banking organization (“BNY Mellon”).

W I T N E S S E T H :

WHEREAS, each Trust is an investment company registered under the Investment Company Act of 1940, as amended; and

WHEREAS, each Trust desires to retain BNY Mellon to provide for the Funds identified on Exhibit A hereto, as amended from time to time, the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;

WHEREAS, BNY Mellon understands and acknowledges that if a Trust operates through a wholly-owned subsidiary in Mauritius or the Cayman Islands, it agrees to perform such tasks and services with respect to such entity as may be necessary in providing any services or fulfilling any responsibilities listed in this agreement or any appendix thereto.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties, intending to be legally bound hereby, hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended and the rules and regulations thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“1940 Act” means the Investment Company Act of 1940, as amended and the rules and regulations thereunder.

“Authorized Person” shall mean each person, whether or not an officer or an employee of a Trust, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of such Trust as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by BNY Mellon and the applicable Trust. From time to time, a Trust may deliver a new Exhibit B or other writing amending Exhibit B to add or delete any person and in the absence of a writing amending Exhibit B, BNY Mellon shall be entitled to rely on the last Exhibit B actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean a Trust’s board of trustees.

“Confidential Information” shall have the meaning given in Section 20 of this Agreement.

“Documents” shall mean such other documents, including, but not limited to, Board resolutions, including resolutions of a Trust’s Board authorizing the execution, delivery and performance of this Agreement by a Trust, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean the entity identified by a Trust to BNY Mellon as the entity having investment responsibility with respect to the Funds.

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“Net Asset Value” shall mean the per share value of a Fund, calculated in the manner described in a Fund’s Offering Materials and its applicable pricing policy.

“Offering Materials” shall mean a Fund’s currently effective prospectus, statement of additional information and the registration statement most recently filed by a Trust on behalf of a Fund with the SEC relating to shares of a Fund.

“Organizational Documents” shall mean certified copies of a Trust’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, declaration of trust, by-laws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to a Trust, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of a Trust.

2.	Appointment.

Each Trust hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein and in any related service level agreement in effect between the parties. BNY Mellon hereby accepts such appointment and agrees to perform the services and duties hereinafter set forth.

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3.	Representations and Warranties.

(a)      Each Trust, on behalf of itself and each Fund, hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

(i)       It is organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)      This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar law affecting the enforcement of creditors’ rights generally;

(iii)      The Trust is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents that the Trust believes are necessary to carry on its business as now conducted;

(iv)      The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Investment Advisor or to a sponsor or any affiliate of the Trust in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, signing payments or other payments made or to be made by BNY Mellon to such Investment Advisor or sponsor or any affiliate of the Trust relating to this Agreement have been fully disclosed to the Board of the Trust and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

(v)       Each person named on Exhibit B hereto is duly authorized by such Trust to be an Authorized Person hereunder;

(vi)      The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the applicable Fund, as well as the operational and control requirements provided by a Fund or Trust (as applicable) to BNY

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Mellon as outlined in its applicable pricing policy (including the use of the appropriate pricing vendors designated by each Fund or Trust, as applicable). To the extent the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Trust would violate any applicable laws or regulations, a Trust shall, to the extent it is aware of such violation(s), immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, Net Asset Value or other computation, as the case may be, or, subject to the prior approval of BNY Mellon, which such approval shall not be unreasonably withheld, instruct BNY Mellon in writing to value securities and/or compute Net Asset Value or other computations in a manner the Trust specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by a Trust that the same is consistent with all applicable laws and regulations and with its Offering Materials;

(vii)      To the extent that it is material to any party’s performance under this Agreement, the Trust shall promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations filed or commenced against the Trust or any Fund, the Investment Advisor, if related to its advisory services, or the Board; and

(viii)     The Trust acknowledges for itself and its users that certain information provided by BNY Mellon on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Trust and its users. Certain market, pricing and other data and related information is supplied to BNY Mellon pursuant to third party licensing agreements, the terms of which are set forth at https://www.bnymellon.com/_global-assets/pdf/vendoragreement.pdf or any successor website the address of which is provided by BNY Mellon to the Trust (“Data Terms”), which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. Therefore, in accordance with those Data Terms, each Trust, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish such information provided by BNY Mellon on its websites for purposes other than internal business purposes or reporting to a Trust’s Board without the express written permission of BNY Mellon and the Licensor (Licensor permission to be obtained by BNY Mellon prior to BNY Mellon providing its permission).

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(b)      BNY Mellon hereby represents and warrants to each Trust, which representations and warranties shall be deemed to be continuing, that:

(i)       It is organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)      This Agreement has been duly authorized, executed and delivered by BNY Mellon and constitutes a valid and legally binding obligation of BNY Mellon, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar law affecting the enforcement of creditors’ rights generally; and

(iii)      BNY Mellon is conducting its business in compliance with, and shall comply with, laws and regulations, whether state, federal or by any other regulatory body having jurisdiction over BNY Mellon applicable to the provision of the services hereunder, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents that BNY Mellon believes are necessary to provide the services hereunder. BNY Mellon has compliance policies and procedures reasonably designed to prevent violations by BNY Mellon of federal securities laws, and it will reasonably cooperate with, including making its personnel available, and provide such information as may reasonably be requested to the Trust or the Trust’s Chief Compliance Officer (“CCO”) in order for the CCO to perform his or her duties under Rule 38a-1 under the 1940 Act. In addition, as reasonably requested by the CCO, BNY Mellon will provide summary procedures and updates, as applicable, to the CCO and the Trust concerning its compliance with applicable laws and regulations;

(iv)      As of the Effective Date and thereafter during the term of this Agreement, that (i) in connection with the services provided under this Agreement, neither BNY Mellon nor any BNY Mellon Affiliate, nor any officer or employee of BNY Mellon, has taken or shall take any action or make any payment in violation of, or which may cause BNY Mellon, any BNY Mellon Affiliate, any Fund, or any Fund affiliate (within the meaning of Section 2(a)(3) of the 1940 Act) to be in violation of any applicable anti-corruption laws in any jurisdictions where

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it conducts business, including without limitation the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and of the U.K. Bribery Act (collectively, “FCPA”); (ii) no part of any monies or consideration paid hereunder shall accrue for the benefit of any official of the government of any country or any agency thereof; (iii) BNY Mellon’s global compliance program for FCPA includes a written global policy supplemented by companywide and business specific internal guidance and procedures, a designated anti-corruption compliance officer, anti-corruption risk assessments and internal controls, as well as internal training and a regular auditing/monitoring program; (iv) BNY Mellon’s global FCPA policy and related gifts and entertainment policies require that no employee or anyone else acting on behalf of BNY Mellon offers, promises, gives, solicits or accepts any payment or other thing of value, directly or indirectly, to or from any government official, or any other party in a commercial transaction, with the purpose of obtaining or retaining business, to receive any business advantage or to direct business to any person; and (v) the compliance program BNY Mellon has in place adequately addresses the FCPA risks in its global operations. At the Trust’s request, not more than once annually, BNY Mellon shall certify in writing that, to the best of its knowledge, it has complied in all material respects with this Section 3(b)(iv). BNY Mellon does not undertake any responsibility or liability with respect to FCPA compliance measures that the Trust may be required to undertake under applicable law;

(v)      It will notify and consult with the Trust if it decides to materially change its accounting platform, downstream connectivity to such accounting platform, client service delivery teams or locations of such teams, data format and/or data delivery format, or any other material aspect of the way that BNY Mellon provides services to the Trust or the Funds under this Agreement prior to making such change, and will provide sufficient notice to the Trust to evaluate and consider such changes.

4.	Delivery of Documents.

Each Trust shall promptly provide, deliver, or cause to be delivered from time to time, to BNY Mellon a Trust’s Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be reasonably necessary for BNY Mellon to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.

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5.	Duties and Obligations of BNY Mellon.

(a)      Subject to the direction and supervision of a Trust’s Board and the provisions of this Agreement, BNY Mellon shall provide to a Trust, and to each Fund as applicable, the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b)      In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.

(c)      BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Trust, distribution of shares of any Trust, maintenance of any Trust’s financial records (except to the extent specifically set forth herein) or other services normally performed by the Trusts’ respective counsel or independent auditors. The services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Trust or any other person. Each Trust acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to a Trust, unless the parties hereto expressly agree in writing to any such increase in the scope of services.

(d)      Each Trust shall cause its officers, advisors, sponsor, distributor, legal counsel, independent auditors and accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY Mellon and to provide BNY Mellon, upon request, with such information and documents relating to a Trust as is within the possession or knowledge of such persons, and which in the opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information or documents provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall

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not be liable for any loss, damage or expense resulting from or arising out of the failure of a Trust to provide any information or documents to BNY Mellon and shall be held harmless by a Trust when acting in reasonable reliance upon Trust provided information or documents relating to such Trust, as long as BNY Mellon’s actions or omissions to act satisfy the Standard of Care set forth in Section 8 of this Agreement and as long as BNY Mellon either utilized such information or documents provided by the Trust as contemplated by this Agreement or was instructed otherwise by an Authorized Person. Unless otherwise provided herein, all fees or costs charged by such persons shall be borne by the appropriate Trust, and BNY Mellon shall have no liability with respect to such fees or charges, including any increases in, or additions to, such fees or charges related directly or indirectly to the services hereunder or the performance by BNY Mellon of its duties hereunder.

(e)      Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(f)      A Trust shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Trust liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY Mellon shall not be required to include as Trust liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state, or foreign income taxes (excluding foreign capital gains and foreign withholding liabilities) unless a Trust shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value. Each Trust shall use commercially reasonable efforts to furnish BNY Mellon with bid, offer, market or mid/mean values of securities if BNY Mellon notifies a Trust that the same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which a Trust directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, a Trust also may furnish BNY Mellon with bid, offer, market or mid/mean values of securities and instruct BNY Mellon in Instructions to use

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such information in its calculations hereunder. If prohibited for regulatory or other commercially reasonable legal or compliance policy reasons, BNY Mellon shall not be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price, unless directed, to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the applicable Trust and its Funds. Notwithstanding the foregoing, BNY Mellon shall provide an initial control over the reliability of the pricing information received from securities pricing vendors by reviewing reports generated from its automated price flagging systems and performing other tolerance verification steps as mutually agreed upon from time to time between the parties hereto.

(g)      BNY Mellon may apply to an Authorized Person of any Trust for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for such Trust and its Funds, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such Instructions as long as BNY Mellon has satisfied the Standard of Care set forth in Section 8 of this Agreement. Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the reasonable date on and/or after which such action shall be taken. BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the reasonable date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(h)      On questions of new laws, rules or regulations or novel legal questions, BNY Mellon may consult with counsel to the appropriate Trust or its own counsel, at BNY Mellon’s expense, and shall be fully protected with respect to anything done or omitted by it in good faith without negligence, fraud, bad faith or willful misconduct in accordance with the advice or opinion of such counsel, provided that BNY Mellon has consulted with an Authorized Person and received authorization from such Authorized Person regarding BNY Mellon’s proposed course of action or non-action specific to any Trust or Fund.

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(i)      Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Trust of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Trust, (ii) the taxable nature or effect on the Trust or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Trust to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of the Trust making or not making any distribution or dividend payment, or any election with respect thereto. Further, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY Mellon is solely responsible for processing such securities, as identified by the Trust or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(j)      BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, Schedule I attached hereto, any service level document in place, and in any applicable laws, rules and regulations applicable to the provision of services described therein, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(k)      BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by any Authorized Person as long as such reliance is consistent with the Standard of Care set forth in Section 8 of this Agreement and, unless provided with or otherwise informed by an Authorized Person that such Instructions, explanations, information, specifications, Documents or documentation have been revised, amended or superseded, shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation. In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer,

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market or mid/mean values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which a Trust directs BNY Mellon to utilize, and which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing and subject to BNY Mellon’s obligation to perform, in accordance with the Standard of Care set forth in Section 8 of this Agreement, an initial control over the reliability of pricing information received from securities pricing vendors as described in Section 5(f) above, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by a Trust or any third party described in this sub-section (k) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(l)      BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Trust is or will be actually paid, but will accrue such interest until otherwise instructed by a Trust.

(m)      Subject to its duties under this Agreement, including but not limited to the obligation to maintain and implement DR Plans (as defined below in Section 25), BNY Mellon shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occur directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement (a “Force Majeure Event”), including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above; provided, however, that in the event of a failure to perform, BNY Mellon shall use its commercially reasonable efforts to resume performance and

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to mitigate the effects of any such failure to perform or to mitigate the damages contemplated by this section 5(m) where it is reasonably able to do so and further provided that BNY Mellon shall be liable for any losses to a Fund to the extent that BNY Mellon fails to maintain or keep updated the DR Plans contemplated in Section 25 of this Agreement and such failure caused a loss to a Fund. If BNY Mellon is prevented from carrying out its obligations under this Agreement as a result of a Force Majeure Event for a period of 30 days, a Trust may terminate this Agreement by giving BNY Mellon not less than 30 days’ notice, without prejudice to any of the rights of any party accrued prior to the date of termination; provided, however, that if the Force Majeure Event is a regional wide or market wide event that has similarly affected substantially all other providers of services to funds substantially similar to the services provided hereunder in such region or market, a Trust’s termination right shall only arise at such time that two (2) or more of such providers are reasonably able and have begun to recommence the provision of such services. If BNY Mellon recommences the provision of the affected services in all material respects prior to the exercise by a Trust of its termination right, such termination right shall lapse if BNY Mellon gives notice to a Trust that it has done so (and it has in fact so recommenced the provision of services) and a Trust has not already provided notice of termination prior to such notice by BNY Mellon that it has recommenced the services in all material respects. BNY Mellon shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY Mellon in the performance of its duties under this Agreement.

(n)      BNY Mellon shall provide internally, or shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BNY Mellon shall, at no additional expense to the applicable Trust, take reasonable steps to minimize service interruptions. Provided BNY Mellon has acted with the reasonable care and due diligence of persons acting in a similar capacity and maintains the DR Plans contemplated in Section 25 of this Agreement and further provided such loss of data or service interruption caused by equipment failure is not caused by BNY Mellon’s failure to meet the Standard of Care set forth in Section 8 of this Agreement in the performance of its duties under this Agreement, BNY Mellon shall have no liability with respect to the loss of data or service interruptions caused by equipment failure.

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(o)      BNY Mellon shall use commercially reasonable efforts to develop modifications to the method of delivery of services provided hereunder and to the systems utilized in connection therewith to keep pace with prevailing industry practices for its fund accounting clients generally. Subject to Section 27 below, in the event that BNY Mellon proposes a change to or an increase in the scope of the services provided to its fund accounting clients generally, including a change to keep pace with prevailing market practices, BNY Mellon shall provide a commercially reasonable proposal to a Trust in writing setting forth the terms applicable to such change or increase in scope, and BNY Mellon and a Trust shall negotiate in good faith with respect to each such change or increase. BNY Mellon shall not be obligated to provide any new service or increase in the scope of services hereunder unless and until the parties have agreed to the terms applicable to such new service or increase in scope, which may include additional fees related thereto.

6.	Trust Expenses.

Except as otherwise provided herein, all costs and expenses of a Trust, or Funds, arising or incurred in connection with the performance of this Agreement shall be paid by the Trust or the appropriate Fund to which the expense is allocable, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Trust’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Trust shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws, state or other applicable securities laws of a Trust or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to such Trust’s shareholders or members, as applicable, all expenses incidental to holding meetings of a Trust’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting a Trust and legal obligations relating thereto for which a Trust may have to indemnify its trustees, directors, and/or officers, as may be applicable.

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7.	Portfolio Compliance Services.

(a)      If Schedule I contains a requirement for BNY Mellon to provide a Trust with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed between BNY Mellon and a Trust, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by a Trust. BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

(b)      A Trust will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) business days of its receipt. A Trust acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within 10 days, such Compliance Summary Report shall be deemed final and shall not be reissued. If a Trust learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, a Trust will notify BNY Mellon of such condition within one (1) business day after confirmation thereof.

(c)      While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Portfolio Compliance Services not attributable to BNY Mellon’s failure to satisfy the Standard of Care set forth in Section 8 of this Agreement, a Trust’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report at no cost to a Trust.

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8.	Standard of Care; Indemnification.

(a)      In performing its duties under this Agreement, BNY Mellon shall exercise the standard of care, skill and diligence that a professional provider of fund administration and accounting services to exchange-traded funds would observe in these affairs and shall perform its duties without negligence, fraud, bad faith or willful misconduct (the “Standard of Care”). The respective indemnity obligations of the parties set forth in this Section 8 shall survive the termination of this Agreement. Except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against a Trust, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon’s own failure to satisfy the Standard of Care. In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to any Trust or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. Notwithstanding any disclaimers by BNY Mellon of liability to a Trust or third party herein other than in the immediately preceding sentence and in the case of the Trust’s negligence or willful misconduct, BNY Mellon shall not be absolved of liability for any of its acts or omissions in connection with any services performed pursuant to this Agreement if such actions or omissions failed to satisfy the Standard of Care set forth in this paragraph. Subject to the other provisions of this Section 8, BNY Mellon agrees to be liable to a Fund to the extent it is the responsible party for such loss, damage or expense either (i) in accordance with the terms of its Net Asset Value (“NAV”) Error Policy as such is provided to BNY Mellon by the Fund or (ii) as may be mutually agreed upon between BNY Mellon and a Fund.

(b)      A Trust shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Trust), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate without bad faith, negligence, fraud, or willful misconduct or in reliance upon (i) any law, act, regulation or interpretation of the same even

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though the same may thereafter have been altered, changed, amended or repealed, (ii) a Trust’s Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions, or (iv) any opinion of legal counsel for a Trust, or arising out of transactions or other activities of a Trust which occurred prior to the commencement of this Agreement; provided, that no Trust shall indemnify BNY Mellon nor any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under Sub-Sections 8 (a) or (c). In no event shall a Trust be liable to BNY Mellon or any BNY Mellon Affiliate or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. Without limiting the generality of the foregoing, each Trust shall indemnify BNY Mellon and any BNY Mellon Affiliate against and save BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damage or expense, including reasonable counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

I.       Material errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by a Trust or any third party described above on behalf of a Trust;

II.      Any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of a Trust or otherwise without bad faith, fraud, negligence or willful misconduct;

III.    Any action taken or omitted to be taken by BNY Mellon in good faith in accordance with the advice or opinion of counsel for a Trust;

IV.    Any improper use by a Trust or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;

V.      The method of valuation of the securities and the method of computing each Fund’s Net Asset Value; or

VI.    Any valuations of securities, other assets, or the Net Asset Value provided by a Trust.

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(c)      BNY Mellon shall indemnify and hold harmless a Trust from and against all losses, including reasonable counsel fees and expenses in third party suits and in a successful defense of claims asserted by BNY Mellon, to the extent relating to or arising out of BNY Mellon’s failure to satisfy its Standard of Care, except to the extent resulting from a Trust’s negligence or willful misconduct.

(d)      Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for a Trust, shall be conclusively presumed to have been taken or omitted in good faith, which presumption may be rebutted by evidence.

(e)      To the extent that a Trust directs BNY Mellon to use the products or services of a third party service provider engaged by the Trust, BNY Mellon shall not be liable for, and is relieved of all responsibility for, errors or issues in the provision of the services hereunder or the inability of BNY Mellon to perform its obligations under this Agreement (including without limitation the meeting of service levels) to the extent arising out of the use of or reliance upon the Trust’s third party service provider. The Trust retains the sole obligation, and BNY Mellon does not assume any obligation or responsibility, to manage the relationship with the Trust’s third party service provider. The Trust shall indemnify BNY Mellon from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Trust), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate arising out of the use of or reliance upon the Trust’s third party service provider, except to the extent any the forgoing are caused by BNY Mellon’s failure to satisfy its Standard of Care under this Agreement in the use of such third party service provider’s product or service. The Trust acknowledges, however, that BNY Mellon’s and any BNY Mellon Affiliate’s reliance upon and use of any such third party service provider’s product or service satisfies the Standard of Care in the absence of BNY Mellon’s negligence, fraud, bad faith or willful misconduct. Without limiting the foregoing, each Trust agrees that any audit, disaster recovery, business continuity and information security standards or obligations in this Agreement shall not apply to the

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products or services of the Trust’s third party service providers. The Trust, or its officers or the Investment Advisor, shall work with its third party service providers to: (i) cooperate with BNY Mellon’s reasonable requests for access to, and use of, the third party provider’s system to provide the services under this Agreement, for information regarding information security or otherwise related to the use or reliance upon of such third party service provider’s product or services by BNY Mellon, and (ii) comply with BNY Mellon’s reasonable requirements for the protection of its own systems associated with any use or reliance on the third party service provider.

9.	Fees.

A Trust shall pay to BNY Mellon the fees and charges as may be specifically agreed upon from time to time and such other fees and charges at BNY Mellon’s standard rates for such services as may be applicable. A Trust shall also reimburse BNY Mellon for out-of-pocket expenses that are a normal incident of the services provided hereunder.

10.	Records; Visits.

(a)      BNY Mellon will maintain accurate books and records associated with the services, including without limitation, transactional reports, work specifications, invoices from third party service providers, and receipts. The books and records pertaining to a Trust and a Trust’s Funds which are in the possession or under the control of BNY Mellon shall be the property of the particular Trust. Subject to BNY Mellon’s confidentiality obligations, ~~e~~ach Trust and Authorized Persons shall, at no additional cost, have access to such books and records at all times during BNY Mellon’s normal business hours on mutually agreed upon dates. Upon the reasonable request of a Trust, copies of any such books and records shall be provided by BNY Mellon to a Trust or to an Authorized Person, at a Trust’s expense.

(b)      BNY Mellon shall keep all books and records with respect to each Fund’s books of account, records of each Fund’s securities transactions and all other books and records as required pursuant to Rule 31a-1 of the 1940 Act, applicable provisions of the 1933 Act, in connection with the services provided hereunder and such books and records shall be preserved pursuant to Rule 31a-2 of the 1940 Act.

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(c)      In the event a Trust learns of pending or imminent litigation or reasonably anticipates litigation and sends a legal hold notice to BNY Mellon or in connection with such litigation a Trust requires documents or other information to be produced, BNY Mellon agrees to cooperate with a Trust (i) to determine what if any relevant documents and information BNY Mellon has that may be subject to the hold and to take reasonable steps to preserve that information, and (ii) to develop and implement a joint litigation response plan, at the request of a Trust and the reasonable cost of such steps incurred by BNY Mellon shall be assumed by the Trust unless the subject matter of the litigation implicates BNY Mellon in a breach of its obligations under this Agreement, in which case BNY Mellon shall be responsible for its own reasonable costs related to such legal holds, document production or other litigation responses.

(d)      BNY Mellon agrees that it will store all records on media designed to protect the usability, reliability, authenticity and preservation of such records for as long as they are needed for a Trust or Fund to meet its recordkeeping obligations under this Agreement and consistent with the 1940 Act and applicable provisions of the 1933 Act (as amended). BNY Mellon shall have documented policies, standards and guidelines for converting or migrating data from one record system to another. BNY Mellon agrees that systems for electronic records must be designed so that records will remain accessible, authentic, reliable and useable through any kind of system changes, for the entire period of a Trust’s recordkeeping obligations under this Agreement and consistent with the 1940 Act, which includes, but is not limited to, migration to different software, re-presentation in emulation formats or any other future ways of re-presenting records. Where such processes do occur, evidence of these processes shall be retained, along with details of any variation in records design and format. This Section 10 shall survive the termination of this Agreement.

11.	Term of Agreement.

(a)      This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM (Eastern Time) on September 5, 2023 (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)      This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless a Trust or BNY Mellon gives written notice to the

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other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM (Eastern Time) on the last day of the Initial Term or Renewal Term, as applicable.

(c)      If a Trust or BNY Mellon materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM (Eastern Time) on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non Defaulting Party shall not constitute a waiver by the Non Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)      Notwithstanding any other provision of this Agreement, a party to this agreement (the “Solvent Party”) may, in its sole discretion, terminate this Agreement immediately by sending notice thereof to the other party (the “Insolvent Party”) upon the happening of any of the following: (i) the Insolvent Party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Insolvent Party any such case or proceeding; (ii) the Insolvent Party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Insolvent Party or any substantial part of its property or there is commenced against the Insolvent Party any such case or proceeding; (iii) the Insolvent Party makes a general assignment for the benefit of creditors; or (iv) the Insolvent Party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. The Solvent Party may exercise its termination right under this Section 11(d) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as

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a waiver or other extinguishment of that right. Any exercise by the Solvent Party of its termination right under this Section 11(d) shall be without any prejudice to any other remedies or rights available to the Solvent Party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 17 below, notice of termination under this Section 11(d) shall be considered given and effective when given, not when received.

(e)      The termination of this Agreement by one Trust shall not automatically terminate this Agreement for the other Trusts on Exhibit A. The removal of a Fund from Exhibit A, for any reason, shall not be deemed a termination of this Agreement. Notwithstanding any other provision of this Agreement, the parties agree that one or more Trust or Funds may be removed from this Agreement in the event such Trust or Fund is acquired, liquidated or otherwise terminated. The parties recognize that the continuity of the provision of fund administration and accounting services to the Funds under this Agreement is essential, even though notice of termination of this Agreement may have been given, or this Agreement may have terminated. Despite any dispute between the parties, BNY Mellon undertakes that for a reasonable period not exceeding 180 days after termination BNY Mellon will continue to provide to the Trusts the services under the terms of this Agreement, as requested by the Trusts, and shall be compensated for such assistance pursuant to the currently effective fee schedule. BNY Mellon will, in addition, provide commercially reasonable support for orderly transition, including the transfer of the books and records of the Funds, in accordance with a transition plan (as set forth below) at such rates as are negotiated in good faith and mutually agreed to by the parties. Any provision of services after the 180 day period following the date of termination shall be under terms and at such rates as are negotiated in good faith and mutually agreed to by the parties. BNY Mellon will provide commercially reasonable cooperation with any successor fund administrator/accountant in connection with the transition. A Fund shall reimburse BNY Mellon for additional costs (to be mutually agreed upon by the parties) that are reasonably incurred by BNY Mellon in the transition.

In connection with any termination of the Agreement for any reason whatsoever, the parties shall also reasonably cooperate with respect to the development of a transition plan setting forth a reasonable timetable for the transition and describing the parties’ respective

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responsibilities for transitioning the services back to a Fund or any successor fund administrator/accountant in an orderly and uninterrupted fashion. This Section 11(e) shall survive the termination of this Agreement.

12.	Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and a Trust.

13.	Assignment; Subcontracting.

(a)      This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by any Trust without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the affected Trust.

(b)      Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate, provided that BNY Mellon gives the relevant Trust thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder; and (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall require the prior written consent of a Trust and shall not relieve BNY Mellon of its liabilities hereunder.

(c)      Notwithstanding the foregoing, (i) a Trust or any Fund may assign this Agreement to, and the Agreement may be assumed by, a successor or survivor of a merger, consolidation, conversion, reorganization, redomestication, or acquisition of substantially all of the assets of any Fund, upon such succession or transaction and without any appointment or

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other action by the Trust on behalf of such Fund, or BNY Mellon and (ii) a Trust may assign or transfer this Agreement to any Invesco affiliate, provided that the Trust gives BNY Mellon thirty (30) days’ prior written notice of such assignment or transfer and the assignee or transferee agrees to be bound by all terms of this Agreement in place of a Trust.

14.	Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Trust hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. To the extent that in any jurisdiction a Trust may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, a Trust irrevocably agrees not to claim, and it hereby waives, such immunity.

15.	Severability; No Third Party Beneficiaries.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances. A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement. BNY Mellon shall not be responsible for any costs or fees charged to a Trust or an affiliate of a Trust by consultants, counsel, auditors, public accountants or other service providers retained by a Trust or any such affiliate.

16.	No Waiver.

Each and every right granted to a party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of such party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by that party of any right preclude any other or future exercise thereof or the exercise of any other right.

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17.	Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

Invesco PowerShares

3500 Lacey Road, Suite 700

Downers Grove, IL 60515

Attention: Legal Department and Fund Treasurer

with a copy to:

11 Greenway Plaza, Suite 1000

Houston, TX 77046

Attention: General Counsel

if to BNY Mellon, at

BNY Mellon

100 Colonial Center Pkwy

Lake Mary, FL 32746

Attention: ETF Services

with a copy to:

The Bank of New York Mellon

225 Liberty Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

18.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

19.	Several Obligations.

The parties acknowledge that the obligations of the Trusts and the Funds hereunder are several and not joint, that no Fund or a Trust shall be liable for any amount owing by another

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Fund or a Trust and that each Trust has executed one instrument for convenience only. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Trust or Fund under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, such particular Trust or Fund and shall be payable solely from the available assets of such particular Trust or Fund and shall not be binding upon or affect any assets of any other Trust or Fund. This Section 19 shall survive the termination of this Agreement.

20.	Confidentiality.

(a)      Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about a Fund, a Fund’s underlying index, product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Trust or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Trust or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Trust information provided by BNY Mellon in connection with an independent third party compliance or other review; or (h) has been or is independently developed or obtained by the receiving party. The provisions of this Section 20 shall survive termination of this Agreement.

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(b)      The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions and solely for the use of such information in providing services, improving the services or developing future services under this Agreement, (i) each Trust consents, and hereby confirms that it is authorized to consent, to the disclosure of and authorizes BNY Mellon to disclose information regarding a Trust and its particular Funds (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information; provided, however, that unless such Customer-Related Data is aggregated and anonymized, no such consent is provided for disclosure of Customer-Related Data to affiliates and subsidiaries of the BNY Mellon Group operating as a registered investment manager or adviser to funds, other collective investment vehicles, separate accounts or other investment management products and (ii) BNY Mellon may store the names and business contact information of each Trust’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers.

21.	Limitation of Liability of the Trustees and Shareholders.

It is expressly acknowledged and agreed that the obligations of a Trust hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of a Trust, personally, but shall bind only the trust property of the particular Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the trustees of a Trust and signed by an officer of a Trust, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of a Trust as provided in its Declaration of Trust.

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22.	Customer Right of Access.

BNY Mellon shall, upon Trust’s request, provide Trust with a summary of the results of its latest SOC 1 or equivalent control audit prepared by BNY Mellon’s external auditors. In addition and no more than annually, BNY Mellon will participate in a Trust’s reasonable information security questionnaire processes. Upon reasonable request, BNY Mellon will arrange for its relevant subject matter experts to meet with the relevant subject matter experts of the Trust once annually to review BNY Mellon’s security controls and any deficiencies identified in the SOC 1 audit report. A Trust may view BNY Mellon’s security-related policies and procedures, however, no documentation may be copied, shared, transmitted or removed from BNY Mellon premises, except as mutually agreed. The parties shall mutually agree upon a convenient time and place for such meeting. Not more than once each year, and subject to BNY Mellon’s reasonable security requirements and availability of personnel, BNY Mellon will at a Trust’s request arrange a tour of BNY Mellon’s data processing facilities for a Trust’s subject matter experts. BNY Mellon will also, subject to its reasonable security requirements, permit site visits of its data processing facilities by governmental agencies with regulatory authority over a Trust. In the event that a Trust, identifies any control deficiencies, BNY Mellon will discuss such findings with a Trust and if appropriate the parties shall work together to develop a mutually agreeable remediation plan. All nonpublic documentation and information disclosed to a Trust in accordance with this Section shall be deemed proprietary and confidential information of BNY Mellon. A Trust shall not disclose such documentation or information to any third party or use it for any purpose other than evaluating BNY Mellon’s security controls, except that a Trust may disclose BNY Mellon’s SOC 1 summary to a Trust’s external auditors and a Trust’s Board provided that such external auditors and Board are required to maintain the confidentiality of the summary and any related information. A Trust shall reimburse BNY Mellon for any costs and expenses incurred in connection with any review of BNY Mellon’s security controls.

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23.	Information Security.

BNY Mellon has implemented, and agrees to maintain, information security policies and programs consistent with industry guidelines and all applicable statutes, rules or regulations, that include commercially reasonable administrative, physical and technical safeguards designed to (i) protect the privacy, confidentiality, integrity and availability, against any reasonably foreseeable threats or hazards to the Funds’ Confidential Information and (ii) reasonably protect against accidental, unlawful or unauthorized access, copying, damage, destruction, disclosure, distribution, loss, manipulation, modification, processing, use, reuse, interception, or transmission of such Confidential Information. This Section 23 shall survive the termination of this Agreement for so long as BNY Mellon is in possession of the Funds’ Confidential Information.

(a)      Administrative Safeguards. BNY Mellon has implemented, and agrees to maintain, commercially reasonable administrative safeguards that include, but are not limited to, (i) security awareness training designed to ensure understanding of responsibilities in guarding against security events and unauthorized use or access to Confidential Information, (ii) logging procedures to proactively monitor user and system activity, (iii) due diligence processes for any approved subcontractors processing Confidential Information, (iv) access termination procedures for timely revocation of access, (v) periodic user entitlement review processes, (vi) software development and change management processes, and (vii) security incident management policies and procedures for the detection, investigation, notification, evidence preservation and remediation.

(b)      Physical Safeguards. BNY Mellon has implemented, and agrees to maintain, commercially reasonable physical safeguards that include, but are not limited to, (i) access controls at facilities processing Confidential Information, (ii) secured transport and appropriate disposal of physical media and paper waste containing Confidential Information, and (iii) controls designed to protect against environmental hazards (e.g., water or fire damage).

(c)      Technical Safeguards. BNY Mellon has implemented, and agrees to maintain, commercially reasonable technical safeguards that include, but are not limited to, (i) logical separation of Confidential Information on information systems, (ii) access controls to

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maintain appropriate segregation of duties and limit access to information resources on a need-to-know and least privileged basis, (iii) complex passwords at least seven characters in length, changed on a regular basis, and stored and transmitted in a secure manner, (iv) device and software management controls to guard against viruses and other malicious or unauthorized software, (v) information system and software patching consistent with manufacturer recommendations, (vi) intrusion detection and prevention systems to guard against unauthorized information system access, (vii) encryption of Confidential Information transmitted across unsecure or public networks including enforcement of Transport Layer Security1 for e-mail exchanged between BNY Mellon and the Funds, (viii) encryption of Confidential Information stored on mobile media and mobile electronic devices and (ix) audit logging that records user and system activities.

(d)      Assessment & Remediation. The Trusts, acting collectively through an authorized representative reasonably acceptable to BNY Mellon, at no additional expense and with reasonable notice, may no more than once per year inspect documentation concerning BNY Mellon’s information security practices and safeguards and may visit facilities relevant to the services provided to a Fund, provided, however, that no such documentation may be copied or removed from BNY Mellon’s premises. BNY Mellon, as its sole expense, shall commission an independent penetration test of externally facing information systems that process Confidential Information on at least an annual basis, remediate any material findings within a commercially reasonable timeframe, and provide a Fund with copies of any relevant independent SOC 1 audits.

(e)      Security Incident Management & Breach Notification. BNY Mellon will notify a Fund as promptly as reasonably possible under the circumstances, upon learning of a Security Incident (as defined below) involving a Fund’s Confidential Information. Security Incidents are defined as (1) the actual unauthorized access to or use of a Fund’s Confidential Information, or (2) the unauthorized disclosure, loss, theft or manipulation of a Fund’s Confidential Information that has the potential to cause harm to a Fund’s systems, employees, customers, information or brand name. Notification shall take the form of a phone call to the

[1]	Transport Layer Security (or TLS) is a cryptographic protocol that provides secure (encrypted) communication for e-mail exchanged over the Internet between two organizations.

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designated Fund contact(s) and shall include at a minimum, (a) problem statement or description, (b) expected resolution time (if known), and (c) the name and phone number of the BNY Mellon representative that the Fund may contact to obtain updates. BNY Mellon agrees to keep the Fund informed of progress and actions taken to resolve the incident and cooperate with the Fund in any litigation or investigation arising from said incident. Unless such disclosure is mandated by law, the Fund in its sole discretion will determine whether to provide explicit notification to the Fund’s shareholders, customers or employees concerning incidents involving a Fund’s personally identifiable information relating to such persons.

24.	Audit Rights.

Upon thirty (30) days’ written notice and not more frequently than once in any twelve month period, the Trusts or their designee may, subject to BNY Mellon’s reasonable security and confidentiality requirements, inspect and/or conduct site visits to (i) review and assess relevant independent SOC 1 audits provided by BNY Mellon evaluating BNY Mellon’s processes and controls for procedures relevant to the services, (ii) review and assess summaries of BNY Mellon’s or a BNY Mellon Affiliate’s disaster recovery and business continuity plans, and (iii) review and assess BNY Mellon’s or a BNY Mellon Affiliate’s compliance with this Agreement including, without limitation, the assessment of fees and possible overpricing and overcharging and the allocation of income and proceeds to the Funds. BNY Mellon agrees to cooperate with the Trusts’ audit and provide reasonable assistance and access to information. Any such audit shall not unreasonably disrupt BNY Mellon’s ability to provide services to other clients in the course of its normal business.

Costs of any audits conducted under the authority of this right to audit and not addressed elsewhere will be borne by the Fund unless certain exemption criteria are met. Any adjustments and/or payments that must be made as a result of any such audit or inspection of BNY Mellon’s invoices and/or records, including for any overpricing or overcharging by BNY Mellon, shall be made within a reasonable amount of time (not to exceed 90 days) from presentation of the Fund’s findings to BNY Mellon. BNY Mellon shall not be entitled to reimbursement or repayment by a Trust, a Fund or its affiliate for any costs or expenses incurred as a result of their efforts to comply with obligations under this Section 24.

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BNY Mellon shall not be required to provide access to any systems or data or records that are not directly related to the provision of services to the Funds and in no event shall such reviews include any systems, data or other information relating to other clients of BNY Mellon or any proprietary or confidential information of BNY Mellon or require BNY Mellon to disclose any information that would or might result in the waiver of any attorney-client privilege or other confidentiality privilege. Any such review shall not unreasonably disrupt the BNY Mellon’s ability to provide services to other clients in the course of its normal business. The Funds and their internal and external professional advisors shall be required to comply with BNY Mellon’s reasonable security requirements. Upon BNY Mellon’s reasonable request, prior to access to BNY Mellon’s personnel, agents, consultants, contractors, subcontractors, data, facilities and systems, each such person shall be required to sign a confidentiality agreement with BNY Mellon that requires such person to meet the reasonable confidentiality requirements of BNY Mellon.

25.	Business Continuity Plan.

Summaries of BNY Mellon’s disaster recovery and business resiliency/continuity plans (“DR Plans”) pertinent to the services provided hereunder, which shall address BNY Mellon’s ability to render services under this Agreement during and after a significant business disruption, including the availability to BNY Mellon of back-up services and redundancies will be provided to the Trusts. BNY Mellon reserves the right to edit or update its DR Plans as needed from time to time, without notice, so long as the changes do not materially compromise BNY Mellon’s ability to maintain services in accordance with this Agreement.

Upon written request of the Trusts, BNY Mellon agrees to report to the Trusts on its business continuity policy which may include an annual presentation on its business continuity procedures. BNY Mellon’s DR Plans shall be tested no less than annually with the ability of the Trusts to participate in the testing unless impracticable. BNY Mellon shall provide the Trusts with summary results of such testing on an annual basis and, where unsuccessful tests or significant issues related to the services provided hereunder arise, provide sufficient evidence of remediation or resolution. BNY Mellon agrees to maintain a log of all business continuity events and report material business continuity events affecting the services hereunder to the Trusts or

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their designee upon BNY Mellon becoming aware of any such event, as well as steps proposed in order to minimize any interruption to its services hereunder. In the event of a material business disruption associated with the services outlined in this Agreement, BNY Mellon agrees to cooperate with the Trusts or their designee in responding to, resolving, and/or recovering from the disruption. The occurrence of a Force Majeure Event will not relieve BNY Mellon of its obligation to implement the DR Plans and to provide the disaster recovery services contained therein. In the event of a service disruption, once normal service has been restored, BNY Mellon will promptly complete a root cause analysis report and email it to the Trusts or their designee. The report will include the cause of disruption, details of how the disruption was resolved, and follow-up actions BNY Mellon will implement to ensure the disruption does not re-occur.

26.	Anti-Money Laundering.

BNY Mellon represents and warrants that it is in compliance, in all material respects, with, and will continue to comply with, anti-money laundering laws and regulations applicable to it; BNY Mellon is a financial institution subject to the USA PATRIOT Act of 2001, as amended, (the “Patriot Act”) and that it has established policies and procedures designed to prevent and detect money laundering, including the processes to meet the anti-money laundering requirements of the Patriot Act and the rules and regulations promulgated thereunder. Additionally, neither BNY Mellon nor any person or entity controlling, controlled by, or under common control with BNY Mellon or for whom the BNY Mellon is acting as agent or nominee is a country, territory, organization, person or entity named on the Office of Foreign Assets Control (“OFAC”) list maintained by the U.S. Treasury Department.

27.	Mandatory Changes.

The parties agree that any new costs, fees and/or expenses to be charged to a Fund that are related to any changes to the services required by any new applicable law, rule or regulation shall be agreed upon in advance and represent, where appropriate, a reasonable allocation of fees in relation to those charged by BNY Mellon to its other clients.

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28.	Data Ownership.

The parties agree that any and all proprietary data provided by a Trust and including nonpublic account data generated by BNY Mellon pursuant to the provision of services under this Agreement (but excluding BNY Mellon’s proprietary data and third party data governed by a license agreement or similar written agreement) shall be owned exclusively by the Trust.

29.	Insurance.

BNY Mellon has and will maintain, at all times during the term of this Agreement, insurance of the types and in the amounts as are commercially reasonable, taking into account the nature of its business, the associated risks and the cost and availability of insurance having commercially viable terms and conditions. BNY Mellon agrees to provide to each Trust certificates of its applicable insurance coverage, and shall provide an update at a Trust’s written request, but no more frequently than annually.

30.   Service Level Agreements. BNY Mellon and the Trusts may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by this Agreement. In such event, each party will perform its obligations in accordance with any service levels that may be agreed upon by the parties in writing from time to time, subject to the terms of this Agreement.

31.	Step In Rights.

In the event that a Trust reasonably believes that a Force Majeure Event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than five (5) consecutive business days, the Trust may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, contracting with another service provider to provide such services during such period and/or engaging the Investment Advisor or an affiliate of the Investment Advisor to perform such services in-house during such period; provided, that the Trust shall consult with BNY Mellon in good faith in connection with any such mitigation and BNY Mellon shall provide the Trust reasonable assistance in good faith in connection therewith; provided, further, that BNY Mellon shall resume providing, and the Trust shall pay for, such services when BNY Mellon resumes

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providing, unless the Trust has terminated this Agreement pursuant to the terms of Section 11. Notwithstanding anything set forth in this Section 31, (i) in no event shall the Trust be obligated to pay any fees under this Agreement to BNY Mellon with respect to any services not actually provided during any such Force Majeure Event and (ii) the Trust shall have no responsibility to pay BNY Mellon for services temporarily performed by the Investment Advisor or a third party service provider.

32.   Headings. All headings in this Agreement are for reference purposes only and not intended to affect in any way the interpretation or meaning of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

On behalf of each Trust and Fund referenced on Exhibit A attached hereto, as may be amended from time to time

By: /s/ Sheri L. Morris

Name:	Sheri L. Morris
Title:	Vice President

THE BANK OF NEW YORK MELLON

By: /s/ Gerard Connors

Name:	Gerard Connors
Title:	Vice President

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EXHIBIT A

Invesco Exchange-Traded Fund Trust

1.	Invesco Aerospace & Defense ETF
2.	Invesco BRIC ETF
3.	Invesco BuyBack AchieversTM ETF
4.	Invesco Cleantech ETF
5.	Invesco Dividend AchieversTM ETF
6.	Invesco Dow Jones Industrial Average Dividend ETF
7.	Invesco DWA Momentum ETF
8.	Invesco DWA Basic Materials Momentum ETF
9.	Invesco Dynamic Biotechnology & Genome ETF
10.	Invesco Dynamic Building & Construction ETF
11.	Invesco DWA Consumer Cyclicals Momentum ETF
12.	Invesco DWA Consumer Staples Momentum ETF
13.	Invesco Dynamic Energy Exploration & Production ETF
14.	Invesco DWA Energy Momentum ETF
15.	Invesco DWA Financial Momentum ETF
16.	Invesco Dynamic Food & Beverage ETF
17.	Invesco DWA Healthcare Momentum ETF
18.	Invesco DWA Industrials Momentum ETF
19.	Invesco Dynamic Large Cap Growth ETF
20.	Invesco Russell Top 200 Equal Weight ETF
21.	Invesco Dynamic Large Cap Value ETF
22.	Invesco Dynamic Leisure and Entertainment ETF
23.	Invesco Dynamic Market ETF
24.	Invesco Dynamic Media ETF
25.	Invesco Russell Midcap Pure Growth ETF
26.	Invesco Russell Midcap Equal Weight ETF
27.	Invesco Russell Midcap Pure Value ETF
28.	Invesco Dynamic Networking ETF
29.	Invesco Dynamic Oil & Gas Services ETF
30.	Invesco DWA NASDAQ Momentum ETF
31.	Invesco Dynamic Pharmaceuticals ETF
32.	Invesco Dynamic Retail ETF
33.	Invesco Dynamic Semiconductors ETF
34.	Invesco Russell 2000 Pure Growth ETF
35.	Invesco Russell 2000 Equal Weight ETF
36.	Invesco Russell 2000 Pure Value ETF
37.	Invesco Dynamic Software ETF
38.	Invesco DWA Technology Momentum ETF
39.	Invesco DWA Utilities Momentum ETF
40.	Invesco Financial Preferred ETF
41.	Invesco FTSE RAFI US 1000 ETF
42.	Invesco FTSE RAFI US 1500 Small-Mid ETF
43.	Invesco Russell Top 200 Pure Growth ETF
44.	Invesco Russell Top 200 Pure Value ETF
45.	Invesco Global Listed Private Equity ETF
46.	Invesco Golden Dragon China ETF
47.	Invesco High Yield Equity Dividend Achievers ETF
48.	Invesco Insider Sentiment ETF
49.	Invesco International Dividend Achievers ETF
50.	Invesco Zacks Mid-Cap ETF
51.	Invesco Zacks Multi-Asset Income ETF
52.	Invesco NASDAQ Internet ETF

53.	Invesco Raymond James SB-1 Equity ETF
54.	Invesco S&P 100® Equal Weight ETF
55.	Invesco S&P MidCap 400® Equal Weight ETF
56.	Invesco S&P MidCap 400® Pure Growth ETF
57.	Invesco S&P MidCap 400® Pure Value ETF
58	Invesco S&P 500® BuyWrite ETF
59.	Invesco S&P 500® Equal Weight Consumer Discretionary ETF
60.	Invesco S&P 500® Equal Weight Communication Services ETF
61.	Invesco S& P 500® Equal Weight Consumer Staples ETF
62.	Invesco S&P 500® Equal Weight Energy ETF
63.	Invesco S&P 500® Equal Weight ETF
64.	Invesco S&P 500® Equal Weight Financials ETF
65.	Invesco S&P 500® Equal Weight Health Care ETF
66.	Invesco S&P 500® Equal Weight Industrials ETF
67.	Invesco S&P 500® Equal Weight Materials ETF
68.	Invesco S&P 500® Equal Weight Real Estate ETF
69.	Invesco S&P 500® Equal Weight Technology ETF
70.	Invesco S&P 500® Equal Weight Utilities ETF
71.	Invesco S&P 500® Pure Growth ETF
72.	Invesco S&P 500® Pure Value ETF
73.	Invesco S&P 500® Top 50 ETF
74.	Invesco S&P 500® Quality ETF
75.	Invesco S&P SmallCap 600® Equal Weight ETF
76.	Invesco S&P SmallCap 600® Pure Growth ETF
77.	Invesco S&P SmallCap 600® Pure Value ETF
78.	Invesco S&P Spin-Off ETF
79.	Invesco Water Resources ETF
80.	Invesco Wilderhill Clean Energy ETF
81.	Invesco Wilderhill Progressive Energy ETF
82.	Invesco Wilshire Micro-Cap ETF
83.	Invesco Wilshire US REIT ETF
84.	Invesco Zacks Micro Cap ETF

Invesco Exchange-Traded Fund Trust II

1.	Invesco 1-30 Laddered Treasury ETF
2.	Invesco Canadian Energy Income ETF
3.	Invesco CEF Income Composite ETF
4.	Invesco Contrarian Opportunities ETF
5.	Invesco China All-Cap ETF
6.	Invesco China Real Estate ETF
7.	Invesco China Small Cap ETF
8.	Invesco China Technology ETF
9.	Invesco Chinese Yuan Dim Sum Bond ETF
10.	Invesco DWA Developed Markets Momentum ETF
11.	Invesco DWA Emerging Markets Momentum ETF
12.	Invesco DWA Momentum & Low Volatility Rotation ETF
13.	Invesco DWA SmallCap Momentum ETF
14.	Invesco DWA Tactical Multi-Asset Income ETF
15.	Invesco DWA Tactical Sector Rotation ETF
16.	Invesco Emerging Markets Infrastructure ETF
17.	Invesco Emerging Markets Sovereign Debt ETF
18.	Invesco Frontier Markets ETF
19.	Invesco FTSE RAFI Asia Pacific ex-Japan ETF
20.	Invesco FTSE RAFI Developed Markets ex-U.S. ETF
21.	Invesco FTSE RAFI Developed Markets ex-U.S. Small-Mid ETF

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22.	Invesco FTSE RAFI Emerging Markets ETF
23.	Invesco FTSE International Low Beta Equal Weight ETF
24.	Invesco Fundamental High Yield® Corporate Bond ETF
25.	Invesco Fundamental Investment Grade Corporate Bond ETF
26.	Invesco Global Agriculture ETF
27.	Invesco Global Clean Energy ETF
28.	Invesco Global Gold and Precious Metals ETF
29.	Invesco Global Short Term High Yield Bond ETF
30.	Invesco Global Water ETF
31.	Invesco California AMT-Free Municipal Bond ETF
32.	Invesco National AMT-Free Municipal Bond ETF
33.	Invesco New York AMT-Free Municipal Bond ETF
34.	Invesco International BuyBack AchieversTM ETF
35.	Invesco International Corporate Bond ETF
36.	Invesco Zacks International Multi-Asset Income ETF
37.	Invesco Japan Currency Hedged Low Volatility ETF
38.	Invesco LadderRite 0-5 Year Corporate Bond ETF
39.	Invesco KBW Bank ETF
40.	Invesco KBW High Dividend Yield Financial ETF
41.	Invesco KBW Premium Yield Equity REIT ETF
42.	Invesco KBW Property & Casualty Insurance ETF
43.	Invesco KBW Regional Banking ETF
44.	Invesco MSCI Emerging Markets Equal Country Weight ETF
45.	Invesco MSCI Global Timber ETF
46.	Invesco Preferred ETF
47.	Invesco PureBeta FTSE Developed ex-North America ETF
48.	Invesco PureBeta FTSE Emerging Markets ETF
49.	Invesco PureBeta MSCI USA ETF
50.	Invesco PureBeta MSCI USA Small Cap ETF
51.	Invesco PureBeta US Aggregate Bond ETF
52.	Invesco PureBeta 0-5 Yr US TIPS ETF
53.	Invesco Russell 1000 Enhanced Equal Weight ETF
54.	Invesco Russell 1000 Equal Weight ETF
55.	Invesco Russell 1000 Low Beta Equal Weight ETF
56.	Invesco Shipping ETF
57.	Invesco Solar ETF
58.	Invesco S&P 500 ex-Rate Sensitive Low Volatility ETF
59.	Invesco S&P 500® High Beta ETF
60.	Invesco S&P 500® High Dividend Low Volatility ETF
61.	Invesco S&P 500® Low Volatility ETF
62.	Invesco S&P 500 Minimum Variance ETF
63.	Invesco S&P 500 Momentum ETF
64.	Invesco S&P 500 Enhanced Value ETF
65.	Invesco S&P 500 Value With Momentum ETF
66.	Invesco S&P Emerging Markets Momentum ETF
67.	Invesco S&P Emerging Markets Low Volatility ETF
68.	Invesco S&P Global Dividend Opportunities Index ETF
69.	Invesco S&P Global Water Index ETF
70.	Invesco S&P High Income Infrastructure ETF
71.	Invesco S&P International Developed High Dividend Low Volatility ETF
72.	Invesco S&P International Developed Momentum ETF
73.	Invesco S&P International Developed Low Volatility ETF
74.	Invesco S&P International Developed Quality ETF
75.	Invesco S&P MidCap Low Volatility ETF
76.	Invesco S&P SmallCap Consumer Discretionary ETF
77.	Invesco S&P SmallCap Consumer Staples ETF

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78.	Invesco S&P SmallCap Energy ETF
79.	Invesco S&P SmallCap Financials ETF
80.	Invesco S&P SmallCap Health Care ETF
81.	Invesco S&P SmallCap High Dividend Low Volatility ETF
82.	Invesco S&P SmallCap Industrials ETF
83.	Invesco S&P SmallCap Information Technology ETF
84.	Invesco S&P SmallCap Low Volatility ETF
85.	Invesco S&P SmallCap Materials ETF
86.	Invesco S&P SmallCap Quality ETF
87.	Invesco S&P SmallCap Utilities & Communication Services ETF
88.	Invesco Senior Loan ETF
89.	Invesco Taxable Municipal Bond ETF
90.	Invesco Treasury Collateral ETF
91.	Invesco Variable Rate Preferred ETF
92.	Invesco VRDO Tax-Free Weekly ETF

Invesco Actively Managed Exchange-Traded Fund Trust

1.	Invesco Active U.S. Real Estate Fund
2.	Invesco Balanced Multi-Asset Allocation ETF
3.	Invesco Conservative Multi-Asset Allocation ETF
4.	Invesco Growth Multi-Asset Allocation ETF
5.	Invesco Moderately Conservative Multi-Asset Allocation ETF
6.	Invesco Multi-Strategy Alternative ETF
7.	Invesco S&P 500® Downside Hedged ETF
8.	Invesco Total Return Bond ETF
9.	Invesco Ultra Short Duration ETF
10.	Invesco Variable Rate Investment Grade ETF

Invesco Actively Managed Exchange-Traded Commodity Fund Trust

1.	Invesco Agriculture Commodity Strategy No K-1 ETF
2.	Invesco Base Metals Commodity Strategy No K-1 ETF
3.	Invesco Bloomberg Commodity Strategy ETF
4.	Invesco Optimum Yield Diversified Commodity Strategy No K-1ETF
5.	Invesco Energy Commodity Strategy No K-1 ETF

Invesco India Exchange-Traded Fund Trust

1.	Invesco India ETF

Invesco Exchange-Traded Self-Indexed Fund Trust

1.	Invesco BulletShares® 2018 Corporate Bond ETF
2.	Invesco BulletShares® 2018 High Yield Corporate Bond ETF
3.	Invesco BulletShares® 2019 Corporate Bond ETF
4.	Invesco BulletShares® 2019 High Yield Corporate Bond ETF
5.	Invesco BulletShares® 2020 Corporate Bond ETF
6.	Invesco BulletShares® 2020 High Yield Corporate Bond ETF
7.	Invesco BulletShares® 2021 Corporate Bond ETF
8.	Invesco BulletShares® 2021 High Yield Corporate Bond ETF
9.	Invesco BulletShares® 2022 Corporate Bond ETF
10.	Invesco BulletShares® 2022 High Yield Corporate Bond ETF
11.	Invesco BulletShares® 2023 Corporate Bond ETF
12.	Invesco BulletShares® 2023 High Yield Corporate Bond ETF
13.	Invesco BulletShares® 2024 Corporate Bond ETF
14.	Invesco BulletShares® 2024 High Yield Corporate Bond ETF
15.	Invesco BulletShares® 2025 Corporate Bond ETF
16.	Invesco BulletShares® 2025 High Yield Corporate Bond ETF
17.	Invesco BulletShares® 2026 High Yield Corporate Bond ETF

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18.	Invesco BulletShares® 2026 Corporate Bond ETF
19.	Invesco BulletShares® 2027 Corporate Bond ETF
20.	Invesco BulletShares® 2028 Corporate Bond ETF
21.	Invesco BulletShares® 2021 USD Emerging Markets Debt ETF
22.	Invesco BulletShares® 2022 USD Emerging Markets Debt ETF
23.	Invesco BulletShares® 2023 USD Emerging Markets Debt ETF
24.	Invesco BulletShares® 2024 USD Emerging Markets Debt ETF
25.	Invesco Defensive Equity ETF
26.	Invesco Emerging Markets Debt Defensive ETF
27.	Invesco Emerging Markets Debt Value ETF
28.	Invesco Corporate Income Defensive ETF
29.	Invesco Corporate Income Value ETF
30.	Invesco Investment Grade Defensive ETF
31.	Invesco Investment Grade Value ETF
32.	Invesco Multi-Factor Core Fixed Income ETF
33.	Invesco Multi-Factor Core Plus Fixed Income ETF
34.	Invesco Multi-Factor Defensive Core Fixed Income ETF
35.	Invesco Multi-Factor Income ETF
36.	Invesco Multi-Factor Large Cap ETF
37.	Invesco Strategic US ETF
38.	Invesco Strategic US Small Company ETF
39.	Invesco Strategic Developed ex-US ETF
40.	Invesco Strategic Developed ex-US Small Company ETF
41.	Invesco Strategic Emerging Markets ETF
42.	Invesco U.S. Large Cap Optimized Volatility ETF

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EXHIBIT B

I, [Name of Officer], [Title] of [Name of Trust], each a Massachusetts business trust and [Name of Trust], each a Delaware statutory trust (collectively, the “Trusts”), do hereby certify that:

The following individuals serve in the following positions and each has been qualified therefor pursuant to delegated authority in conformity with a Trust’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of [            ], 2018 between the Trust and The Bank of New York Mellon.

Name	Position	Signature

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Trust officers, Trust counsel and accountants of a Trust, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

ADMINISTRATIVE SERVICES

1.         Prepare for the review by designated officer(s) of a Trust annual (or more frequently, as agreed upon between the parties) fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of a Trust’s expenses as well as directed invoice allocations amongst the Trusts along with any review calculations of fees paid to a Trust’s Investment Advisor, custodian, fund accountant, distributor and obtain authorization of accrual changes and expense payments.

2.        Prepare, for review and approval by an officer and Treasurer for the Trust, its counsel and its independent accountants, financial information for the Trust’s semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Trust shareholders including but not limited to schedules of investments.

3.        Prepare, for review and approval by an officer and Treasurer of a Trust, its counsel and its independent accountants, the Trust’s periodic reports required to be filed with the Securities and Exchange Commission (“SEC”) on Form N-SAR, Form N-CSR, Form N-Q and financial information required by Form N-1A, Form N-14 and such other reports, forms or filings as may be mutually agreed upon.

4.        Prepare recommendations as to each Trust’s income and capital gains available for distribution; calculate such distributions for each Trust on a book income basis. However, if BNY Mellon is providing Tax Services, BNY Mellon would calculate on a taxable income basis, in accordance with applicable regulations and the distribution of each Trust in accordance with applicable regulations and the distribution policies set forth in a Trust’s registration statement and assist Trust management in making final determination of distribution amounts.

5.        Prepare and calculate income projections as mutually agreed for periodic annual distributions

6.        Oversee and review calculation of fees paid to a Trust’s Investment Advisor, custodian, transfer agent and other Trust service providers.

7.        Respond to, or refer to a Trust’s officers or the distributor or the transfer agent, shareholder inquiries relating to the Trust.

8.        Provide periodic testing of portfolios to assist a Trust’s Investment Advisor in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Trust prospectus and statement of additional information limitations as may be mutually agreed upon.

9.        Review and provide assistance on shareholder communications.

10.      Prepare for review and approval by an officer and Treasurer of a Trust, its counsel and its independent accountants and file annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of “President’s letters” to shareholders and “Management’s Discussion of Fund Performance” (which shall also be subject to review by the Trust’s legal counsel).

11.      Assist counsel and a Trust in the handling of routine regulatory examinations and provide reasonable assistance to the Trust’s legal counsel in response to any non-routine regulatory matters.

12.      Prepare and file with the SEC Rule 24f-2 notices.

13.      Perform for each Trust the compliance tests as mutually agreed and which shall be specific to the Trust. The compliance Summary Reports listing the results of such tests are subject to review and approval by a Trust.

14.      Provide compliance policies and procedures related to services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification and sub-certification letters.

15.      Provide supporting schedules to be utilized for the preparation of TD F 90-22.1 by the Trust.

VALUATION AND COMPUTATION SERVICES

1.        Calculate Net Asset Value in the manner specified in the Offering Materials (which, for the service described herein, shall include the Net Asset Value error policy, where applicable).

2.        Calculate yields and portfolio average dollar weighted maturity, as applicable.

3.        Calculate portfolio turnover rate for inclusion in shareholder reports, as applicable.

4.        Obtain security market quotes and currency exchange rates from pricing services approved by the Investment Advisor, or if such quotes are unavailable, then obtain such prices from the Investment Advisor, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the

Investment Advisor or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations as long as BNY Mellon’s actions or omissions regarding such information or valuation satisfies the Standard of Care provided in this Agreement.

5.        BNY Mellon shall maintain the following records on a daily basis for each Fund.

i.	Report of priced portfolio securities

ii.	Statement of net asset value per share

6.        BNY Mellon shall prepare and maintain on behalf of a Trust all books and records of the Trust as required by Rule 31a-1 under the 1940 Act, the 1933 Act (as applicable), and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of BNY Mellon’s duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulation as may be mutually agreed to between the Trust and BNY Mellon. Without limiting the generality of the foregoing, BNY Mellon will prepare and maintain the following records upon receipt of information in proper form from the Trust or its authorized agents:

i.	General Ledger

ii.	General Journal

iii.	Cash Receipts Journal

iv.	Cash Disbursements Journal

v.	Subscriptions Journal

vi.	Redemptions Journal

vii.	Accounts Receivable Reports

viii.	Accounts Payable Reports

ix.	Open Subscriptions/Redemption Reports

x.	Transaction (Securities) Journal

xi.	Broker Net Trades Reports

xii.	Reconciliations

7.        BNY Mellon shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Fund. BNY Mellon shall produce Schedule D on an annual basis for each Fund.

The above reports may be prepared according to any other required frequency to meet the requirements of the Internal Revenue Service, the SEC and the Trust’s Auditors.

8.        For internal control purposes, BNY Mellon uses the Account Journals produced by The Bank of New York Mellon Custody System to record daily settlements of the following for each Fund:

i.	Securities bought

ii.	Securities sold

iii.	Interest received

iv.	Dividends received

v.	Capital stock sold

vi.	Capital stock redeemed

vii.	Other income and expenses

All portfolio purchases for the Trust are recorded to reflect expected maturity value and total cost including any prepaid interest.

TAX SERVICES

1.        Prepare tax basis provisions, including workpapers and supporting schedules for execution and filing, the federal and state income and excise tax returns and tax financial statement disclosures.

2.        Prepare extensions for filing the federal and state income and excise tax returns.

3.        Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

4.        Prepare Form 8937 Report of Organizational Actions Affecting Basis of Securities and prepare needed supporting workpapers as instructed by a Trust.

5.*      Document all material tax positions taken by a Fund with respect to specified fiscal years and identified to BNY Mellon (“Tax Positions”).

6.*      Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures, and (v) Subchapter M compliance work papers.

7.*      Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies.

8.*      Review relevant statutory authorities.

9.*      Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund.

10.*    Review standard industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY Mellon.

11.*    Delivery of a written report to the applicable Fund detailing such items.

12.      Prepare financial information relating to Form 1099-DIV, including ICI Spreadsheet for 1099’s reporting purposes.

13.      Participate in periodic in-person meetings with Trust officers or representatives not less than quarterly.

* - Additional fees apply.

ETF SERVICES

1.        Deliver end of day holdings file at close of business for basket creation.

2.        Receive basket file and transmit it to the NSCC along with creation of instruction file to NSCC.

3.        Create and deliver in-kind files for custody, accounting, sponsor and APs.

4.        Perform collateral calculation and processing.

5.        Maintain an ETF Order Desk which includes the processing of create/redeem order, maintaining authorized users for each Authorized Participant and reconciliation of shares outstanding to DTC.

6.        Create and disseminate the baskets when applicable.

LOAN ADMINISTRATION SERVICES

1.	Loan Data Processing

i.          Loan asset setup.

ii.         Trade processing.

iii.        Receive and organize agent bank notices (via manual fax or the loan security database fax service).

iv.        Analyze agent bank notices for processing in the loan security database.

v.        Process loan activity (i.e., interest payments, principal prepayments, rate resets, etc.) in accordance with agent bank notices.

2.	Cash Flow Processing & Data Reconciliation

i.        Reconcile loan positions to agent bank and / or trustee.

ii.       Reconcile loan transactions (activity) to agent bank records.

iii.      Confirm cash receipts against projected amounts due, and reconcile differences with agents.

iv.      Cash flow is generated using automated platform and reflects exactly what has been reconciled and received on WSO Platform.

v.       Cash flows are released to the client after secondary review.

3.	Quality Control: Check loan transactions after the data has been processed.

4.	Research & Investigation

i.        Reconcile cash breaks with agent banks.

ii.       Respond to questions from collateral managers, underwriters and auditors.